Exhibit 99.1
Mountain National Bancshares, Inc.
Contacts:
Dwight B. Grizzell, President & CEO
Michael L. Brown, Executive Vice President/COO
(865) 428-7990
MOUNTAIN NATIONAL BANCSHARES, INC.
ANNOUNCES FIRST QUARTER EARNINGS
     SEVIERVILLE, Tenn., May 2, 2008 — Mountain National Bancshares, Inc. (OTCBB: MNBT), (the “Company”) announced today its first quarter 2008 results of operations. Net income for the quarter was $791,000. Basic and diluted earnings per share were $0.32 and $0.31, respectively, for the first quarter of 2008. The Company’s net income was $901,000, or $0.42 and $0.39 for basic and diluted earnings per share, respectively, for the first quarter of 2007.
     The Company is the parent company of Mountain National Bank (the “Bank”), with consolidated total assets of approximately $575 million at March 31, 2008. The Bank operates eight full-service banking offices located in Sevier County, Tennessee and two full-service banking offices located in Blount County, Tennessee.
     Dwight B. Grizzell, the Company’s President & CEO, stated, “The recent reductions in interest rates by the Federal Open Markets Committee have presented challenges regarding our interest margins, however, our continued growth in assets and our branch expansion should provide opportunities to grow our assets during the remainder of 2008.” “Our historically low loan loss rates and delinquencies have continued to mitigate the compression of our interest margins. Management is actively reviewing all areas of expenses to determine where costs saving opportunities exist.”
     Our loan portfolio contains a significant balance of loans that reprice with changes in the prime rate and we have made an effort during the past year to reduce our exposure to rate changes by fixing rates on some of these loans. We have not increased our interest rate risk exposure appreciably since the term of these fixed rate loans are usually three years or less. Additionally, we should see our term deposit interest expense reprice to the current market rates during the next six to eight months and we believe that this will have a positive impact on our earnings.”

Credit quality
     As of March 31, 2008, the Bank had loans totaling approximately $3,088,000, which represents 0.74% of total loans, that were 30 days or more but less than 90 days past due and approximately $332,000, or 0.08% of total loans, in non-performing loans (loans past due 90 days or more and non-accrual loans). As of March 31, 2007, the Bank had loans totaling approximately $1,839,000, or 0.52% of total loans, that were 30 days or more but less than 90 days past due and approximately $790,000, or 0.22% of total loans, in non-performing loans. The increase in loans delinquent more than 30 days but less than 90 days was primarily loans 30 days past due but less than 60 days with a balance of approximately $3,048,000. The Bank generally is able to limit losses occurring in this category. The level of past due loans continues to be low as a percentage of total loans, and we do not anticipate a material increase in loan losses due to the delinquent loans at March 31, 2008.
     Net charge-offs during the first quarter of 2008 were $39,673, or 0.04% (annualized) of average loans, as compared to net charge-offs of $9,422, or 0.01% (annualized) of average loans, during the first quarter of 2007. The Bank’s provision for loan losses during the first quarter of 2008 was $195,000 as compared to $216,000 during the first quarter of 2007. Even though loans increased more than $61 million from March 31, 2007 to March 31 2008, the quality of the loan portfolio as evidenced by the low delinquency and charge off rates allowed management to reduce the provision funding over the comparable period in 2007.
Non-interest expense
     Non-interest expense increased $526,724 or 14.26% for the three month period ended March 31, 2008, as compared to the three month period ended March 31, 2007. The increase in non-interest expense relates to the continued expansion of the Bank and the increase in staff from 159 full time equivalent employees (“FTE’s”) at the end of the first quarter of 2007 as compared to 183 FTE’s at the end of the first quarter of 2008, an addition of twenty-four FTE’s. The related salary, benefit and occupancy expenses increased approximately $312,000 or 12.41% for the first quarter of 2008 as compared to the same period of 2007. Additionally, as compared to the first quarter of 2007, the Bank’s FDIC insurance increased over $67,000 due to the Deposit Insurance Reform Act of 2005 implementation and professional fees increased approximately $26,000 due to requirements of compliance with portions of Section 404 of the Sarbanes-Oxley Act.
Net interest income
     Although net interest income increased approximately $323,000, or 7.60%, for the first quarter of 2008 as compared to the first quarter of 2007, this increase was offset by the increase in non-interest expense mentioned above. The increase in net interest income was due, primarily, to the increase in the average balance of earning assets of approximately $55,379,000, or 12.60%, for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007. At March 31, 2008, total loans comprised 80.02% of the Bank’s earning assets. Average loans increased approximately $49,400,000, or 13.90%, and average investments increased approximately $6,000,000, or 7.20%, for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007.

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Net income and earnings per share
     Net income decreased approximately $111,000 or 12.30% during the three month period ended March 31, 2008, as compared to the three month period ended March 31, 2007, primarily as a result of the increase in non interest expense. Basic and diluted earnings per share decreased from $0.42 and $0.39, respectively, for the three month period ended March 31, 2007 to $0.32 and $0.31, respectively, for the three month period ended March 31, 2008. Earnings per share decreased due primarily to an increase in the average number of shares outstanding as a result of option and warrant exercises as well as payment of a 5% stock dividend.
     Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “should,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Mountain National to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, the effects of future economic or business conditions; lack of sustained growth in the economy in the Sevier County and Blount County, Tennessee area; the effects of governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services; the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates; the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and the possible failure to achieve expected gains, revenue growth and/or expense savings from such transactions; changes in accounting policies, rules and practices; changes in technology or products that may be more difficult, or costly, or less effective, than anticipated; the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and other risks and uncertainties as detailed from time to time in the reports filed by Mountain National with the Securities and Exchange Commission.

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MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,
	2008	2007
ASSETS
Cash and due from banks	$10,463,221	$7,017,913
Federal funds sold	2,946,000	3,169,000

Total cash and cash equivalents	13,409,221	10,186,913
Securities available for sale	95,051,938	82,972,979
Securities held to maturity, fair value $1,972,712 in 2008 and $2,064,160 in 2007	2,045,767	1,949,463
Restricted investments, at cost	3,967,618	2,656,618
Loans, net of allowance for loan losses of $4,129,681 in 2008 and $3,730,952 in 2007	412,491,757	351,686,290
Investment in partnership	4,112,723	4,124,058
Premises and equipment	27,207,193	21,291,421
Accrued interest receivable	3,116,943	2,919,440
Cash surrender value of life insurance	10,737,939	8,401,190
Other assets	2,583,486	1,809,503

Total assets	$574,724,585	$487,997,875

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand deposits	$48,495,631	$51,679,615
NOW accounts	94,750,760	85,940,915
Money market accounts	40,731,921	48,936,667
Savings accounts	11,262,797	8,530,626
Time deposits	209,497,542	187,156,362

Total deposits	404,738,651	382,244,185
Federal funds purchased	30,175,000	5,075,000
Securities sold under agreements to repurchase	5,671,442	5,765,951
Accrued interest payable	1,130,844	1,160,823
Subordinated debentures	13,403,000	13,403,000
Federal Home Loan Bank advances	68,600,000	43,434,670
Other liabilities	778,358	962,600

Total liabilities	524,497,295	452,046,229

Commitments and contingencies

Shareholders’ equity:
Common stock, $1.00 par value; 10,000,000 shares authorized; issued and outstanding 2,631,537 shares at March 31, 2008 and 2,063,687 shares at March 31, 2007	2,631,537	2,063,687
Additional paid-in capital	42,508,323	30,069,275
Retained earnings	5,080,479	4,290,317
Accumulated other comprehensive gain (loss)	6,951	(471,633)

Total shareholders’ equity	50,227,290	35,951,646

Total liabilities and shareholders’ equity	$574,724,585	$487,997,875

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended March 31,
	2008	2007
INTEREST INCOME
Loans	$8,046,863	$7,791,848
Taxable securities	925,005	822,743
Tax-exempt securities	168,669	151,538
Federal funds sold and deposits in other banks	14,246	21,067

Total interest income	9,154,783	8,787,196

INTEREST EXPENSE
Deposits	3,552,166	3,645,225
Federal funds purchased	64,086	74,750
Repurchase agreements	33,473	33,917
Federal Home Loan Bank advances	720,125	536,877
Subordinated debentures	217,112	251,220

Total interest expense	4,586,962	4,541,989
Net interest income	4,567,821	4,245,207
Provision for loan losses	195,000	216,000

Net interest income after provision for loan losses	4,372,821	4,029,207

NONINTEREST INCOME
Service charges on deposit accounts	345,867	327,467
Other fees and commissions	294,127	252,239
Gain on sale of mortgage loans	52,031	94,141
Gain on sale of securities available for sale, net	30,647	—
Other noninterest income	113,623	158,544

Total noninterest income	836,295	832,391

NONINTEREST EXPENSE
Salaries and employee benefits	2,520,471	2,266,359
Occupancy expenses	304,397	246,675
Other operating expenses	1,395,762	1,180,872

Total noninterest expense	4,220,630	3,693,906

Income before income taxes	988,486	1,167,692
Income taxes	197,906	266,214

Net income	$790,580	$901,478

EARNINGS PER SHARE
Basic	$0.32	$0.42
Diluted	$0.31	$0.39

Net Interest Income Analysis
For the Three Months Ended March 31, 2008 and 2007
(in thousands, except rates)

			Interest
	Average Balance		Income/Expense		Yield/Rate
	2008	2007	2008	2007	2008	2007
Interest-earning assets:
Loans	$405,158	$355,758	$8,047	$7,792	7.99%	8.88%
Investment Securities:
Available for sale	83,082	78,610	1,014	929	4.91%	4.79%
Held to maturity	2,031	1,716	24	21	4.75%	4.96%
Equity securities	3,847	2,656	56	24	5.85%	3.66%

Total securities	88,960	82,982	1,094	974	4.95%	4.76%
Federal funds sold and other	1,620	1,619	14	21	3.48%	5.26%

Total interest-earning assets	495,738	440,359	9,155	8,787	7.43%	8.09%
Nonearning assets	50,892	41,732

Total Assets	$546,630	$482,091

Interest-bearing liabilities:
Interest bearing deposits:
Interest bearing demand deposits	134,509	132,739	914	1,385	2.73%	4.23%
Savings deposits	9,921	8,566	37	18	1.50%	0.85%
Time deposits	209,713	181,878	2,601	2,242	4.99%	5.00%

Total interest bearing deposits	354,143	323,183	3,552	3,645	4.03%	4.57%
Securities sold under agreements to repurchase	4,393	5,029	34	34	3.11%	2.74%
Federal Home Loan Bank advances and other borrowings	76,473	50,630	784	612	4.12%	4.90%
Subordinated debt	13,403	13,403	217	251	6.51%	7.59%

Total interest-bearing liabilities	448,412	392,245	4,587	4,542	4.11%	4.70%
Noninterest-bearing deposits	45,593	52,063	—	—

Total deposits and interest- bearings liabilities	494,005	444,308	4,587	4,542	3.73%	4.15%

Other liabilities	2,605	2,602
Shareholders’ equity	50,020	35,181

	$546,630	$482,091

Net interest income			$4,568	$4,245

Net interest spread (1)					3.32%	3.39%
Net interest margin (2)					3.71%	3.91%

(1)	Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)	Net interest margin is the result of annualized net interest income divided by average interest-earning assets for the period.

Financial Highlights
Mountain National Bancshares, Inc. and Subsidiaries
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31
	2008	2007	Change
EARNINGS
Interest income	$9,155	$8,787	4.2%
Interest expense	4,587	4,542	1.0
Net interest income	4,568	4,245	7.6
Provision for loan losses	195	216	(9.7)
Noninterest income	836	832	0.5
Noninterest expense	4,220	3,694	14.2
Income taxes	198	266	(25.6)
Net income	791	901	(12.2)

PER COMMON SHARE
Earnings per share — basic	$0.32	$0.42	(23.8)%
Earnings per share — diluted	0.31	0.39	(20.5)
Cash dividends declared	—	—	0.0
Book value per share	19.09	19.58	(2.5)
Closing market price	20.25	27.05	(25.1)

FINANCIAL RATIOS
Return on average assets	0.58%	0.76%	(18)bp
Return on average equity	6.36	10.39	(403)
Average equity to average assets	9.15	7.30	185
Net interest margin	3.71	3.91	(20)
Efficiency ratio	78.10	72.75	535
Effective tax rate	20.02	22.80	(278)

PERIOD END BALANCES
Securities	$101,065	$87,579	15.4%
Loans	416,621	355,417	17.2
Assets	574,725	487,998	17.8
Deposits	404,739	382,244	5.9
Repurchase agreements	5,671	5,766	(1.6)
Borrowings	112,178	61,913	81.2
Shareholders’ equity	50,227	35,952	39.7

AVERAGE BALANCES
Securities	$88,960	$82,982	7.2%
Loans	405,158	355,758	13.9
Interest-earning assets	495,738	440,359	12.6
Assets	546,630	482,091	13.4
Interest-bearing deposits	354,143	323,183	9.6
Deposits	399,736	375,246	6.5
Repurchase agreements	4,393	5,029	(12.6)
Borrowings	89,876	64,033	40.4
Shareholders’ equity	50,020	35,181	42.2

	Three Months Ended March 31
	2008	2007	Change
CAPITAL
Average shares outstanding — basic	2,502,315	2,153,294	16.2%
Average shares outstanding — diluted	2,527,076	2,307,623	9.5
Shares repurchased	—	—	0.0
Average price of shares repurchased	$—	$—	0.0

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$3,974	$3,524	12.8%
Provision for loan losses	195	216	(9.7)
Charge-offs	(53)	(16)	231.3
Recoveries	14	7	100.0

Ending balance	$4,130	$3,731	10.7

NONPERFORMING LOANS
Nonperforming loans:
90 days past due	$123	$790	(84.4)%
Nonaccrual	210	—	0.0

Total nonperforming loans	$333	$790	(57.8)

ASSET QUALITY RATIOS
Net chargeoffs (recoveries) to average loans	0.04%	0.01%	3 bp
Nonperforming assets to total assets	0.06	0.16	(10)
Nonperforming loans to total loans	0.08	0.22	(14)
Allowance for loan losses to total loans	0.99	1.05	(6)
Allowance for loan losses to nonperforming loans	12.40x	4.72x	768